EXHIBIT 99.1



JAMES B. SHERWOOD TO RETIRE AS CHAIRMAN OF ORIENT-EXPRESS HOTELS IN JUNE, 2007. WILL REMAIN AS NON-EXECUTIVE DIRECTOR AND FOUNDER


Hamilton, Bermuda. December 1, 2006. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) announced today that James B. Sherwood, the Chairman and founder of the company, has expressed a wish for personal reasons to retire from his executive duties with the company. Mr Sherwood's wife has been unwell and he is unable to travel to the degree he has done in the past. With the ever increasing size of the company the travel burdens have become more than he, at age 73, wishes to undertake.

Mr Sherwood will continue to serve as non-executive Chairman of the company until the next annual meeting of shareholders in June, 2007. After that, he will continue to serve as non-executive director with the characterization `director and founder'. He will make his expertise available to the President/Chief Executive Officer as requested, including searching for new acquisitions. Mr Sherwood has been responsible for many of the company's acquisitions over the years.

Mr Sherwood said, "The company has never been in better health, with wonderful prospects going forward. Now is the time to alter my role. I founded the company in 1976 with the purchase of the Hotel Cipriani and we have now grown to 49 properties in 25 countries with others on the horizon."

Simon Sherwood, President and Chief Executive Officer, added, "The entire management team and I wish to congratulate my father on his extraordinary contribution to the company. I look forward to our future association in his new capacity."

ENDS







                                                                               2